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                                                                    Exhibit 99.1
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     Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third's objectives, financial condition and results of operations for the fourth quarter of 2001.


                                   * * * * *

                        Management Discussion of Trends
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Service Income
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In general, management expects growth trends in service income to continue at very strong levels.  Specifically, by major category:

Data Processing
---------------
Fifth Third believes that recent year-over-year growth rates in excess of 25 percent, exclusive of the impact of the acquisition of Universal Companies
(USB), are sustainable in the fourth quarter of 2001 and early 2002 despite a slowdown in consumer spending. Potential continued economic softening is not expected to alter recent historical growth rates in the near term, given revenue growth potential from new products and continued momentum in attracting new significant customer relationships.

On October 31, 2001, Fifth Third announced the purchase of the remaining 51 percent of Universal Companies, a merchant processor headquartered in Milwaukee with approximately 55,000 merchants. The acquisition of USB would add approximately $85 million in revenues and $80 million in expenses, including $12 million of amortization expense relating to acquired intangibles and various other integration related expenses, on an annualized proforma basis to Fifth Third's 2001 operating results. Fourth quarter Data Processing revenue will include November and December results.

Investment Advisory
-------------------
Management expects fourth quarter year-over-year growth rates in this business to be essentially flat to third quarter. Trends will continue to be affected to some degree by financial market performance, but sales results in non-market sensitive businesses continue to exhibit solid growth as Fifth Third remains committed to building its sales force in affiliate markets.

Other Services
--------------
 . Retail and Commercial deposit account service revenues are expected to continue at recent growth rates as deposit account sales campaigns have continued to generate significant numbers of new accounts in new and existing markets.

 . Commercial treasury management service revenues are expected to continue at recent accelerated growth rates fueled by Fifth Third's emphasis on deposit accounts as the core commercial relationship product, and the success of new comprehensive cash management products.
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 .  Mortgage banking revenues in the fourth quarter are expected to remain at levels substantially below prior periods due to the third quarter divestiture of out-of-market mortgage origination capacity and continued valuation adjustments on mortgage servicing rights.

Expenses
--------
 . Fourth quarter operating expenses are expected to exhibit significant sequential improvement and remain essentially flat year-over-year on the strength of headcount reductions in redundant back office operations and divested businesses contributing to significant operating flexibility in certain accrued expenses. Expense savings are partially mitigated by the addition of sales officers in the Investment Advisory division and incremental expenses associated with the acquisition of USB and traditionally higher fourth quarter MPS volume.

 . Consistent with prior guidance, management currently expects a return to more normalized Fifth Third expense levels, relative to revenues, by the first quarter of 2002.

Balance Sheet Trends and Net Interest Income
---------------------------------------------
Management expects low double-digit percentage growth in net interest income over last year's fourth quarter fueled by an increase in both the net interest margin and the level of average earning assets. Other balance sheet trends:

 .  Lower overall funding costs due to lower interest rates of all categories.

 . Positive trends in the mix of deposits are expected to continue in the near term, highlighted by sequential and year-over-year core deposit growth rates similar to recent periods.

 . Fifth Third's deposit pricing, though lowered in recent periods, remains highly competitive with financial market conditions.

 . Average total loans and leases are expected to remain relatively flat to third quarter on the strength of solid direct installment loan demand mitigated by the impacts of the divestiture of the national mortgage origination capacity and corresponding held for sale inflows in addition to the numerous other sales, divestitures and related off balance sheet movements of loans and leases in the third quarter.

Credit Quality
--------------
With indicators mixed as to the depth and duration of the current economic downturn, we are realistic about the impact a protracted recession could have on credit quality throughout the industry and at Fifth Third. Fifth Third's long history of low exposure limits, avoidance of national or sub-prime lending businesses, centralized risk management, and diversified portfolio position us well to effectively weather a downturn and reduce the likelihood of significant unexpected losses.

 . Sequentially, fourth quarter net charge-offs are expected to be in the range of 45-50 bp as a percentage of average loans and leases, consistent with the 44 bp level seen last quarter.

 .  The amount of nonperforming assets as a percentage of loans and leases may increase in the fourth quarter and is expected to be in the range of 55-60 bp versus last quarter's 51 bp and second quarter's 44 bp.
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Other
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 .  Fifth Third will report fourth quarter earnings on January 15, 2002 prior to
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   the market opening and will again host a conference call to be held the
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   morning of the release.


                                   * * * * *

This document contains forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third.